                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           Jennifer Convertibles, Inc.
                ------------------------------------------------

                                (NAME OF ISSUER)

                          Common Stock, $0.01 par value
                         (TITLE OF CLASS OF SECURITIES)

                                    476153101
                                 (CUSIP NUMBER)

                            Kenneth S. Goodwin, Esq.
                               Coleman & Rhine LLP
                           1120 Avenue of the Americas
                            New York, New York 10036
                                  212-840-3330
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 April 11, 1997
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [].

NOTE: SIX COPIES OF THIS DOCUMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13d-1(a) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

*THE REMAINDER OF THIS COVER PAGE SHOULD BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  476153301                                         PAGE  2 OF 86 PAGES
--------------------                                         -------------------
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Anthony J. Pacchia
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)            (b)[x]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)    [  ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7         SOLE VOTING POWER
                                11,000
                       ---------------------------------------------------------
 NUMBER OF             8         SHARED VOTING POWER
   SHARES                       20,700
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9         SOLE DISPOSITIVE POWER
    EACH                        11,000
  REPORTING            ---------------------------------------------------------
    PERSON             10        SHARED DISPOSITIVE POWER
    WITH                        20,700
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          31,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                 [   ]
--------------------------------------------------------------------------------
13        0.56%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  476153101                                         PAGE  3 OF 86 PAGES
--------------------                                         -------------------

1          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          F & Co., Inc. Custodian for Anthony J. Pacchia under IRA
          Account.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)[ ]
            Joint filing pursuant to Rule 13d-1(f)(1)               (b)[x]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                16,000
                       ---------------------------------------------------------
 NUMBER OF             8         SHARED VOTING POWER
   SHARES                       15,700
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9         SOLE DISPOSITIVE POWER
    EACH                        16,000
  REPORTING            ---------------------------------------------------------
    PERSON             10        SHARED DISPOSITIVE POWER
    WITH                        15,700
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          31,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                       [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.56%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D


--------------------                                         -------------------
CUSIP NO.  476153101                                         PAGE  4 OF 86 PAGES
--------------------                                         -------------------
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Anthony J. Pacchia, P.C. (Money Purchase) fbo Anthony J.
          Pacchia
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
            Joint filing pursuant to Rule 13d-1(f)(1)             (b)[x]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                2,500
                       ---------------------------------------------------------
 NUMBER OF             8         SHARED VOTING POWER
   SHARES                       29,200
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9         SOLE DISPOSITIVE POWER
    EACH                        2,500
  REPORTING            ---------------------------------------------------------
    PERSON             10        SHARED DISPOSITIVE POWER
    WITH                        29,200
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          31,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                       [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.56%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  476153101                                         PAGE  5 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Sandra Pacchia Custodian for Lee Pacchia
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ ]
            Joint filing pursuant to Rule 13d-1(f)(1)           (b)[x]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                1,100
                       ---------------------------------------------------------
 NUMBER OF             8        SHARED VOTING POWER
   SHARES                      30,600
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9        SOLE DISPOSITIVE POWER
    EACH                       1,100
  REPORTING            ---------------------------------------------------------
    PERSON             10       SHARED DISPOSITIVE POWER
    WITH                       30,600
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          31,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                       [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.56%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  476153101                                         PAGE  6 OF 86 PAGES
--------------------                                         -------------------
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Sandra Pacchia Custodian for Tom Pacchia
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
            Joint filing pursuant to Rule 13d-1(f)(1)             (b)[x]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                1,100
                       ---------------------------------------------------------
 NUMBER OF             8         SHARED VOTING POWER
   SHARES                       30,600
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9         SOLE DISPOSITIVE POWER
    EACH                        1,100
  REPORTING            ---------------------------------------------------------
    PERSON             10        SHARED DISPOSITIVE POWER
    WITH                        30,600
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          31,700
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                  [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.56%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  476153101                                         PAGE  7 OF 86 PAGES
--------------------                                         -------------------
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Anthony T. Pacchia and Gloria Pacchia
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)[ ]
            Joint filing pursuant to Rule 13d-1(f)(1)              (b)[x]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                1,000
                       ---------------------------------------------------------
 NUMBER OF             8        SHARED VOTING POWER
   SHARES                      15,000
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9        SOLE DISPOSITIVE POWER
    EACH                       1,000
  REPORTING            ---------------------------------------------------------
    PERSON             10       SHARED DISPOSITIVE POWER
    WITH                       15,000
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          16,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.28%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  476153101                                         PAGE  8 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Anthony T. Pacchia, IRA Rollover
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)[ ]
            Joint filing pursuant to Rule 13d-1(f)(1)                (b)[x]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                15,000
                       ---------------------------------------------------------
 NUMBER OF             8        SHARED VOTING POWER
   SHARES                      1,000
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9        SOLE DISPOSITIVE POWER
    EACH                       15,000
  REPORTING            ---------------------------------------------------------
    PERSON             10       SHARED DISPOSITIVE POWER
    WITH                       1,000
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          16,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                             [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.28%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  476153101                                         PAGE  9 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Kenneth S. Grossman, Trustee, Profit Sharing Plan DLJSC -
          Custodian fbo Kenneth S. Grossman
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)[ ]
            Joint filing pursuant to Rule 13d-1(f)(1)              (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                96,400
                       ---------------------------------------------------------
 NUMBER OF             8        SHARED VOTING POWER
   SHARES                       3,500
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9        SOLE DISPOSITIVE POWER
    EACH                        96,400
  REPORTING            ---------------------------------------------------------
    PERSON             10        SHARED DISPOSITIVE POWER
    WITH                        3,500
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          99,900
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                 [   ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.75%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  476153101                                         PAGE 10 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Kenneth S. Grossman
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)[ ]
            Joint filing pursuant to Rule 13d-1(f)(1)              (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                3,500
                       ---------------------------------------------------------
 NUMBER OF             8        SHARED VOTING POWER
   SHARES                       96,400
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9        SOLE DISPOSITIVE POWER
    EACH                        3,500
  REPORTING            ---------------------------------------------------------
    PERSON             10        SHARED DISPOSITIVE POWER
    WITH                        96,400
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          99,900
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [   ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.75%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 11 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          IRA fbo Patricia Berger, DLJSC as Custodian
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)              (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                3,500
                       ---------------------------------------------------------
 NUMBER OF             8        SHARED VOTING POWER
   SHARES                       0
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9        SOLE DISPOSITIVE POWER
    EACH                        3,500
  REPORTING            ---------------------------------------------------------
    PERSON             10       SHARED DISPOSITIVE POWER
    WITH                        0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,500
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                 [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.06%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 12 OF 86 PAGES
--------------------                                         -------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Ellen Grossman, Custodian for Andrew Grossman UGMA/NY
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7       SOLE VOTING POWER
                               5,000
                       ---------------------------------------------------------
 NUMBER OF             8       SHARED VOTING POWER
   SHARES                      0
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY             9       SOLE DISPOSITIVE POWER
    EACH                       5,000
  REPORTING            ---------------------------------------------------------
    PERSON             10      SHARED DISPOSITIVE POWER
    WITH                       0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                            [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.09%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 13 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          IRA fbo Howard Berger, DLJSC as Custodian
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                3,500
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  0
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   3,500
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,500
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.06%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 14 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          IRA fbo Jill Berger, DLJSC as Custodian, Rollover Account
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                3,500
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  0
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   3,500
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,500
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.06%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 15 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          IRA fbo Herbert Berger, DLJSC as Custodian
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                5,000
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  0
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   5,000
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.09%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 16 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Marilyn Levy
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                5,000
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  0
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   5,000
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.09%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 17 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Ellen Grossman Custodian for Joshua Grossman UGMA/NY
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                5,000
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  0
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   5,000
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.09%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 18 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Amir Shaked
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                   (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                37,700
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  1,300
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   37,700
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   1,300
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          39,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.68%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 19 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          IRA fbo Amir Shaked
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                1,300
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  37,700
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   1,300
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   37,700
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          39,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.68%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 20 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Wexford Special Situations 1996, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                0
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  142,783
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   0
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   142,783
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          142,783
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.50%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 21 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Wexford Special Situations 1996 Institutional, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                0
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  25,764
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   0
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   25,764
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          25,764
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.45%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 22 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Wexford Special Situations 1996 Limited
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                0
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  7,859
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   0
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   7,859
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,859
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.13%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 23 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Wexford-Euris Special Situations 1996, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                0
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  36,094
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   0
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   36,094
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          36,094
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.63%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 24 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Wexford Management LLC
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           Connecticut
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                0
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  212,500
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   0
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   212,500
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          212,500
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.73%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

--------------------                                         -------------------
CUSIP NO.  983929100                                         PAGE 25 OF 86 PAGES
--------------------                                         -------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          IRA fbo Zachary Goldwyn
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)[ ]
          Joint filing pursuant to Rule 13d-1(f)(1)                  (b)[x]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS*
          PF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
--------------------------------------------------------------------------------
                       7        SOLE VOTING POWER
                                52,500
                       ---------------------------------------------------------
      NUMBER OF        8        SHARED VOTING POWER
        SHARES                  0
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY        9        SOLE DISPOSITIVE POWER
         EACH                   52,500
       REPORTING       ---------------------------------------------------------
         PERSON        10       SHARED DISPOSITIVE POWER
         WITH                   0
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          52,500
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                        [  ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.92%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
          EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                            STATEMENT ON SCHEDULE 13D

ITEM 1.  SECURITY AND ISSUER.

      This statement relates to the common stock, $0.01 par value per share (the "Common Stock") of Jennifer Convertibles, Inc. (the "Company" or "Jennifer"), a Delaware corporation with principal executive offices at 419 Crossways Park Drive, Woodbury, New York 11797.

ITEM 2.  IDENTITY AND BACKGROUND.

      (a)-(f)

      This statement is being filed by the following persons (collectively, the "Reporting Persons"): Anthony J. Pacchia, an individual and a citizen of the United States; Fahnestock & Co., Inc. ("F&Co, Inc.") Custodian for Anthony J. Pacchia under IRA Account; Anthony J. Pacchia, P.C. (Money Purchase), fbo Anthony J. Pacchia; Sandra Pacchia, custodian for Lee Pacchia; Sandra Pacchia, custodian for Tom Pacchia; Anthony J. Pacchia IRA Rollover; Anthony T. and Gloria Pacchia, both of whom are citizens of the United States; Kenneth S. Grossman, an individual and a citizen of the United States; Kenneth S. Grossman, Trustee, Profit Sharing Plan Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC") - Custodian fbo Kenneth S. Grossman; IRA fbo Patricia Berger, DLJSC as Custodian; Ellen Grossman Custodian for Andrew Grossman under the Uniform Gift to Minors Act of New York ("UGMA/NY"); IRA fbo Howard Grossman, DLJSC as Custodian; Ellen Grossman, Custodian for Joshua Grossman under UGMA/NY; IRA fbo Jill Berger, DLJSC as Custodian, Rollover Account; IRA fbo Herbert Berger, DLJSC as Custodian; Marilyn Levy, an individual and a citizen of the United States; Amir Shaked, an individual and a citizen of the United States; IRA fbo Amir Shaked; Wexford Special Situations 1996, L.P. ("Wexford Situations"), a Delaware limited partnership; Wexford Special Situations 1996 Institutional, L.P. ("Wexford Institutional"), a Delaware limited partnership; Wexford Special Situations 1996 Limited ("Wexford Limited"), a Cayman Islands company; Wexford-Euris Special Situations 1996, L.P. ("Wexford-Euris"), a Delaware limited partnership; Wexford Management LLC ("Wexford Management"), a Connecticut limited liability company; and IRA fbo Zachary Goldwyn.

      Mr. Pacchia is employed as an attorney by Anthony Pacchia, P.C. with an address at 620 Fifth Avenue, 7th Floor, New York, New York 10020. The address for Mr. Pacchia's IRA and Purchase Money Plan is c/o Anthony J. Pacchia, 602 Orchard Street,

Cranford, N.J. 07016.

      The address for the trust for the benefit of Lee Pacchia, a minor child and a citizen of the United States, is 602 Orchard Street, Cranford, New Jersey 07106.

      The address for the trust for benefit of Tom Pacchia, a minor child is 602 Orchard Street, Cranford, New Jersey 07106.

      The address for Anthony T. and Gloria Pacchia, as well as the IRA for Anthony T. Pacchia, is 31 Center Board Drive, Bayville, New Jersey 08721. Mr. Pacchia is retired.

      Mr. Grossman is self employed as an investment consultant with a business address at 620 Fifth Avenue, 7th Floor, New York, New York 10020. The address for Mr. Grossman's Profit Sharing Plan is 620 Fifth Avenue, 7th Floor, New York, New York 10020.

      The address of the IRA fbo Patricia Berger is 31 Wisconsin Avenue, N. Massapequa, N.Y. 11758. Patricia Berger, the beneficiary of the IRA, is a citizen of the United States.

      The address of the UGMA/NY trust for the benefit of Andrew Grossman, a minor and a citizen of the United States, is 620 Fifth Avenue, 7th Floor, New York, New York 10020.

      The address of the UGMA/NY trust for the benefit of Joshua Grossman, a minor and a citizen of the United States, is 620 Fifth Avenue, 7th Floor, New York, New York 10020.

      The address of the IRA fbo Howard Berger is 58 Alpine Way, Dix Hills, N.Y. 11746. Howard Berger, the beneficiary of the IRA, is a citizen of the United States.

      The address of the IRA fbo Jill Berger is 58 Alpine Way, Dix Hills, N.Y. 11746. Jill Berger, the beneficiary of the IRA, is a citizen of the United States.

      The address of the IRA fbo Herbert Berger is 31 Wisconsin Avenue, N. Massapequa, N.Y. 11758. Herbert Berger, the beneficiary of the IRA, is a citizen of the United States.

      Marilyn Levy is self employed as a psychological therapist with a business address at 155 East 76th Street, New York, New York 10022.

      Mr. Shaked is self employed as a research analyst, with a business address at 620 Fifth Avenue, 7th Floor, New York, New

York 10020. The address for Mr. Shaked's IRA is 620 Fifth Avenue, 7th Floor, New York, New York 10020.

      Wexford Situations is a private investment partnership with a business address at 411 West Putnam Avenue, Greenwich, Ct. 06830. The general partner of Wexford Situations is Wexford Advisors LLC, a Delaware limited liability company ("Wexford Advisors"), with a business address at 411 West Putnam Avenue, Greenwich, Ct. 06830.

      Wexford Institutional is a private investment partnership with a business address at 411 West Putnam Avenue, Greenwich, Ct. 06830. The general partner of Wexford Institutional is Wexford Advisors.

      Wexford Limited is a private investment company with a business address c/o Hemisphere Fund Managers Ltd. ("Hemisphere"), Harbour Centre, Georgetown, Grand Cayman Island, B.W.I. The Board of Directors and executive officers of Wexford Limited are Charles E. Davidson (Vice President), Joseph M. Jacobs, Christopher Wetherhill (President), Thomas Healy (Treasurer), Stuart Drake and Patralea Robinson. Messrs. Davidson and Jacobs are citizens of the United States with a business address at 411 West Putnam Avenue, Greenwich, Ct. 06830. Messrs. Wetherhill, Healy, Drake and Ms. Robinson are affiliated with Hemisphere and are non-U.S. residents.

      Wexford-Euris is a private investment partnership with a business address at 411 West Putnam Avenue, Greenwich, Ct. 06830. The general partner of Wexford-Euris is Wexford-Euris Advisors LLC, a Delaware limited liability company ("Wexford-Euris Advisors"), with a business address at 411 West Putnam Avenue, Greenwich, Ct. 06830.

      Wexford Management is a private investment advisor with a business address at 411 West Putnam Avenue, Greenwich, Ct. 06830. The Chairman and President of Wexford Management are Charles E. Davidson and Joseph M. Jacobs, respectively.

      The address of the IRA fbo Zachary Goldwyn is c/o Wexford Management, 411 West Putnam Avenue, Greenwich, Ct. 06830. Zachary Goldwyn, the beneficiary of the IRA, is a citizen of the United States and an employee of Wexford Management.

Criminal and Securities Proceedings

      During the last five years, no Reporting Person (including any general partner, executive officer or director thereof) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities law or finding any violation with respect to such laws

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      Mr. Pacchia purchased his shares of Common Stock of the Company for an aggregate of $26,620, none of which was borrowed. Mr. Pacchia's IRA purchased its shares of Common Stock for an aggregate of $42,880, none of which was borrowed. Mr. Pacchia's Purchase Money Plan purchased its shares of Common Stock for an aggregate of $7,500, none of which was borrowed.

      The trust for the benefit of Lee Pacchia purchased its shares of Common Stock of the Company for an aggregate of $2,695, none of which was borrowed.

      The trust for the benefit of Tom Pacchia purchased its shares of Common Stock of the Company for an aggregate of $2,695, none of which was borrowed.

      The IRA for the benefit of Anthony T. Pacchia purchased its shares of Common Stock of the Company for an aggregate of $34,950, none of which was borrowed.

      Anthony T. and Gloria Pacchia purchased their shares of Common Stock of the Company for an aggregate of $2,190, none of which was borrowed.

      Mr. Grossman purchased his shares of Common Stock of the Company for an aggregate of $12,500, none which was borrowed. Mr. Grossman's Profit Sharing Plan purchased its shares of Common Stock for an aggregate of $247,850, none of which was borrowed.

      The IRA fbo Patricia Berger purchased its shares of Common Stock of the Company for an aggregate of $8,968.75, none of which was borrowed.

      The UGMA/NY trust for Andrew Grossman purchased its shares of Common Stock of the Company for an aggregate of $12,500, none of which was borrowed.

      The IRA fbo Howard Berger purchased its shares of Common Stock of the Company for an aggregate of $9,250, none of which was borrowed.

      The IRA fbo Jill Berger purchased its shares of Common Stock of the Company for an aggregate of $8,968.75, none of which was borrowed.

      The IRA fbo Herbert Berger purchased its shares of Common Stock of the Company for an aggregate of $17,062.50, none of which was borrowed.

      Marilyn Levy purchased her shares of Common Stock of the Company for an aggregate of $15,000, none of which was borrowed.

      The UGMA/NY trust for Joshua Grossman purchased its shares of Common Stock of the Company for an aggregate of $12,500, none of which was borrowed.

      Mr. Shaked purchased his shares of Common Stock of the Company for an aggregate of $101,866, none of which was borrowed.

Mr. Shaked's IRA purchased its shares of Common Stock for an aggregate of $2,928, none of which was borrowed.

      Wexford Situations purchased its shares of Common Stock of the Company for an aggregate of $346,182.18, none of which was borrowed.

      Wexford Institutional purchased its shares of Common Stock of the Company for an aggregate of $62,844.04, none of which was borrowed.

      Wexford Limited purchased its shares of Common Stock of the Company for an aggregate of $19,484.97, none of which was borrowed. Neither of Messrs.
Davidson or Jacobs own any shares of Common Stock of the Company.

      Wexford-Euris purchased its shares of Common Stock of the Company for an aggregate of $87,912.19, none of which was borrowed.

      Wexford Management has not purchased any shares of Common Stock of the Company. Wexford Management serves as investment advisor or sub advisor for each of Wexford Situations, Wexford Institutional, Wexford Limited and Wexford-Euris (collectively, the "Wexford Funds"). Wexford Management has been granted discretionary dispositive power over the Wexford Funds' securities and in some instances has voting power over such securities. Any and all discretionary authority which has been delegated to Wexford Management may be revoked in whole or in part at any time.

      Neither Wexford Advisors nor Wexford-Euris Advisors have purchased any shares of Common Stock of the Company. Other than in their capacity as general partners having a 1% interest in Wexford Situations and Wexford Institutional (in the case of Wexford Advisors) and Wexford-Euris (in the case of Wexford-Euris Advisors), neither Wexford Advisors nor Wexford-Euris Advisors beneficially own any shares of Common Stock.

      The IRA fbo Zachary Goldwyn purchased its shares of Common Stock of the Company for an aggregate of $133,569.05, none of which was borrowed.

ITEM 4.  PURPOSE OF THE TRANSACTION.

      Each of the Reporting Persons purchased shares of Common Stock of the Company for investment purposes. Except as set forth in this Item 4 and Item 6 below, none of the Reporting Persons (including any general partner, executive officer or director thereof) have any present plans or proposals with respect to:

      (i) Any extraordinary corporate transaction relating to the Company or any of its subsidiaries;

      (ii) A sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

      (iii) Any change in the present Board of Directors or management of the Company;

      (iv) Any material change in the present capitalization of the Company;

      (v) Any other material change in the Company's business or corporate structure;

      (vi) Any changes in the Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

      (vii) Causing a class of securities of the Company to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

      (viii) Causing a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or

      (ix) any similar action to those enumerated above.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

      (a)-(b) Reference is made to Items 7-13 on the cover sheets of this
Schedule 13D and to the response to Item 3 hereof.

      (c)

            (i) Mr. Grossman's Profit Sharing Plan effected the following transactions in the Common Stock of the Company within 60 days prior to the date of this Schedule 13D.

                              No.               Aggregate
                              of                Purchase
           Date             Shares             Price ($'s)
           ----             ------             -----------

         3/19/97           10,000                20,000
         3/24/97            2,000                 3,750
         3/24/97            4,000                 7,500

All of the above were effected in normal brokerage transaction.

            (ii) Wexford Situations effected the following transactions in the Common Stock of the Company within 60 days prior to the date of this Schedule 13D.

                              No.             Aggregate
                              of               Purchase
       Date                  Shares          Price ($'s)
       ----                  ------          -----------

      2/21/97                 7,737             17,916.18
      2/24/97                16,788             39,896.50
      2/26/97                 5,036             11,828.13
      2/28/97                 5,039             12,150.09
      3/03/97                 3,359              8,212.56
      3/04/97                 6,718             16,400.13
      3/05/97                 3,359              8,107.76
      3/11/97                 6,728             15,583.50

All of the above were effected in normal brokerage transaction.

          (iii) Wexford Institutional effected the following transactions in the Common Stock of the Company within 60 days prior to the date of this Schedule 13D.

                               No.               Aggregate
                               of                Purchase
        Date                  Shares            Price ($'s)
        ----                  ------            -----------

      2/21/97                 1,392              3,244.00
      2/24/97                 3,020              7,197.50
      2/26/97                   906              2,148.44
      2/28/97                   907              2,207.47
      3/03/97                   605              1,499.69
      3/04/97                 1,209              2,971.94
      3/05/97                   605              1,480.78
      3/11/97                 1,210              2,823.13

All of the above were effected in normal brokerage transaction.

          (iv) Wexford Limited effected the following transactions in the Common Stock of the Company within 60 days prior to the date of this Schedule 13D.

                               No.               Aggregate
                               of                 Purchase
        Date                  Shares            Price ($'s)
        ----                  ------            -----------

      2/21/97                   363                864.44
      2/24/97                   813              1,955.88
      2/26/97                   244                596.88
      2/28/97                 1,317              3,194.03
      3/03/97                   158                410.13
      3/04/97                   316                795.25
      3/05/97                   158                405.19
      3/11/97                   316                755.75

All of the above were effected in normal brokerage transaction.

          (v) Wexford - Euris effected the following transactions in the Common Stock of the Company within 60 days prior to the date of this Schedule 13D.

                               No.               Aggregate
                               of                Purchase
       Date                  Shares             Price ($'s)
       ----                  ------             -----------

      2/21/97                 2,008              4,668.50
      2/24/97                 4,379             10,425.13
      2/26/97                 1,314              3,104.69
      2/28/97                   237                595.28
      3/03/97                   878              2,165.13
      3/04/97                 1,757              4,307.69
      3/05/97                   878              2,137.69
      3/11/97                 1,746              4,062.63

All of the above were effected in normal brokerage transaction.

      (d) Wexford Management has not purchased any shares of Common Stock of the Company. Wexford Management serves as investment advisor or sub advisor for the Wexford Funds. Wexford Management has been granted discretionary dispositive power over the Wexford Funds' securities and in some instances has voting power over such securities. Any and all discretionary authority which has been delegated to Wexford Management may be revoked in whole or in part at any time. Zachary Goldwyn, the beneficiary of the IRA fbo Zachary Goldwyn, is a Vice President of Wexford Management.

      Neither Wexford Management nor Mr. Goldwyn serves as custodian of the assets of any of the Wexford Funds; accordingly, in each instance only the fund itself or such fund's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the Wexford Funds for which, as noted above, Wexford Management serves as investment advisor or sub advisor.

ITEM 6.     CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
            RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

      The Reporting Persons have retained the same counsel to object to the terms of a proposed settlement in the litigation entitled Phillip E. Orbanes v. Harley J. Greenfied et al., Civil Action No. CV-94-5694 (DRH) (E.D.N.Y.) and two related derivative actions (collectively, the "Jennifer Derivative Litigation"). Other than such retention of counsel, the Reporting Persons (including any general partners, executive officers or directors thereof) currently have no contracts, arrangements, understandings or relationships (legal or otherwise), other than as disclosed in response to the items of this Schedule 13D, among themselves or between themselves and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, or the giving or withholding of proxies, although each of the Reporting Persons reserves the right to change its position in the future if circumstances so warrant. Each of the Reporting Persons specifically disclaims that it is a member of a group, as such term is defined with respect to Section 13(d) of the Exchange Act.

ITEM 7.   EXHIBITS.

      The following documents are being filed herewith as Exhibits:

      99.1.  Powers of Attorney

      99.2.  Joint Filing Statement

      99.3.  Objection to Proposed Settlement and Notice of
             Intention to Appear

                                  SIGNATURES

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 1997

                                    /s/ Anthony J. Pacchia
                                    --------------------------------------------
                                          Anthony J. Pacchia

                                    Fahnestock & Co., Inc, Custodian
                                    for Anthony Pacchia under IRA


                                    By/s/ Anthony J. Pacchia
                                    --------------------------------------------
                                          Anthony J. Pacchia

                                    Anthony J. Pacchia P.C. (Money
                                    Purchase) fbo Anthony J. Pacchia


                                    By/s/ Anthony J. Pacchia
                                    --------------------------------------------
                                          Anthony J. Pacchia

                                    Sandra Pacchia, Custodian for
                                    Lee Pacchia


                                    By/s/ Sandra Pacchia
                                    --------------------------------------------
                                          Sandra Pacchia

                                    Sandra Pacchia, Custodian for
                                    Tom Pacchia


                                    By/s/ Sandra Pacchia
                                    --------------------------------------------
                                          Sandra Pacchia

                                    Anthony T. Pacchia, IRA Rollover


                                    By/s/ Anthony T. Pacchia
                                    --------------------------------------------
                                          Anthony T. Pacchia

                                    /s/ Anthony T. Pacchia
                                    --------------------------------------------
                                          Anthony T. Pacchia


                                    /s/ Gloria Pacchia
                                    --------------------------------------------
                                          Gloria Pacchia


                                    /s/ Kenneth S. Grossman
                                    --------------------------------------------
                                          Kenneth S. Grossman

                                    Kenneth S. Grossman, Trustee,
                                    Profit Sharing Plan DLJSC -
                                    Custodian fbo Kenneth S. Grossman


                                    By/s/ Kenneth S. Grossman
                                    --------------------------------------------
                                          Kenneth S. Grossman, Trustee

                                    IRA fbo Patricia Berger, DLJSC as
                                    Custodian


                                    By/s/ Patricia Berger
                                    --------------------------------------------
                                          Patricia Berger

                                    Ellen Grossman Custodian for Andrew
                                    Grossman UGMA/NY


                                    By/s/ Ellen Grossman
                                    --------------------------------------------
                                          Ellen Grossman, Custodian

                                    Ellen Grossman Custodian for Joshua
                                    Grossman UGMA/NY


                                    By/s/ Ellen Grossman
                                    --------------------------------------------
                                          Ellen Grossman, Custodian


                                    IRA fbo Howard Berger, DLJSC as
                                    Custodian


                                    By/s/ Howard Berger
                                    --------------------------------------------
                                          Howard Berger

                                    IRA fbo Jill Berger, DLJSC as
                                    Custodian, Rollover Account


                                    By/s/ Jill Berger
                                    --------------------------------------------
                                          Jill Berger

                                    IRA fbo Herbert Berger, DLJSC as
                                    Custodian


                                    By/s/ Herbert Berger
                                    --------------------------------------------
                                          Herbert Berger


                                    /s/ Marilyn Levy
                                    --------------------------------------------
                                          Marilyn Levy


                                    /s/ Amir Shaked
                                    --------------------------------------------
                                          Amir Shaked

                                    IRA fbo Amir Shaked


                                    By/s/ Amir Shaked
                                    --------------------------------------------
                                          Amir Shaked

                                    Wexford Special Situation 1996
                                    Institutional, L.P.

                                    By Wexford Management LLC as
                                       Investment Manager


                                       By/s/ Arthur Amron
                                    --------------------------------------------
                                          Arthur Amron
                                          Senior Vice President and
                                          General Counsel

                                    Wexford Special Situations 1996,
                                    L.P.

                                    By Wexford Management LLC as
                                       Investment Manager

                                       By/s/ Arthur Amron
                                    --------------------------------------------
                                          Arthur Amron
                                          Senior Vice President and
                                          General Counsel

                                    Wexford Special Situations 1996
                                    Limited

                                    By Wexford Management LLC as
                                       Sub-Investment Manager


                                       By/s/ Arthur Amron
                                    --------------------------------------------
                                          Arthur Amron
                                          Senior Vice President and
                                          General Counsel

                                    Wexford-Euris Special Situations
                                    1996, L.P.

                                    By Wexford Management LLC as
                                       Investment Manager


                                       By/s/ Arthur Amron
                                    --------------------------------------------
                                          Arthur Amron
                                          Senior Vice President and
                                          General Counsel

                                    Wexford Management LLC


                                   By/s/ Arthur Amron
                                    --------------------------------------------
                                          Arthur Amron
                                          Senior Vice President and
                                          General Counsel

                                    IRA fbo Zachary Goldwyn


                                    By/s/ Zachary Goldwyn
                                    --------------------------------------------
                                          Zachary Goldwyn